FORM 8-A

Securities and Exchange Commission

Washington, D.C. 20549

For registration of certain classes of securities
pursuant to section 12(b) or (g) of the
Securities Exchange Act of 1934

NAM TAI ELECTRONICS, INC.

(Exact name of registrant as specified in its charter)

British Virgin Islands	None

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

15/F., China Merchants Tower
Shun Tak Centre
168-200 Connaught Road
Central, Hong Kong	N/A

(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Shares $0.01 Par Value Per Share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

EXPLANATORY NOTE: This Form 8-A is being filed by Nam Tai Electronics, Inc. in connection with the listing of its Common Shares on the New York Stock Exchange. Registrant’s Common Shares were previously registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and traded on the Nasdaq National Market.

Information required in the registration statement

Item 1. Description of Registrant’s Securities to be Registered.

     This registration statement relates to the Common Shares, $0.01 par value (the “Common Shares”) of Nam Tai Electronics, Inc., a British Virgin Islands corporation (the “Company”). The information required in response to this Item with respect to the Common Shares is set forth under the sections entitled “Share Capital”, “Memorandum and Articles of Association” and “British Virgin Islands Tax Consequences” in “Item 10. Additional Information” in the Company’s Annual Report on Form 20-F, File No. 0-16673 (the “20-F Annual Report”), as filed with the Securities and Exchange Commission on March 18, 2002. Such information is hereby incorporated herein by reference in its entirety. Copies of the information set forth under the caption “Item 10. Additional Information” in the 20-F Annual Report have been furnished to the New York Stock Exchange.

Item 2. Exhibits.

     Not applicable

Signature

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Nam Tai Electronics, Inc.

Date:	January 9, 2003

By:	/s/ M. K. Koo

M. K. Koo Chief Financial Officer